UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2011

Camden National Corporation
(Exact name of registrant as specified in its charter)

Maine	01-28190	01-0413282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Elm Street, Camden, Maine	04843
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (207) 236-8821

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors of the Company announced that Craig Gunderson has been elected to serve as a member of the Board of Directors effective June 15, 2011.

Mr. Gunderson has over 21 years of experience in the telecommunications industry. He currently serves as president and chief executive officer of Oxford Networks in Lewiston. Prior to joining Oxford Networks in 2003, Gunderson was employed as Minnesota State Vice President for Frontier/Citizens Communications, where he was responsible for all facets of providing telecommunications services to 280,000 access lines in Minnesota and North Dakota. Mr. Gunderson will bring a combination of business experience and community involvement to the Board.

There are no understandings or arrangements between Mr. Gunderson and any other person pursuant to which Mr. Gunderson was selected as a director of the Company.  Mr. Gunderson does not have any family relationship with any director or executive officer of the Company.

In connection with his service as a director, Mr. Gunderson will receive the Company’s standard non-employee director cash compensation. Specifically, Mr. Gunderson will receive the $7,500 annual cash retainer and $600 per attended meeting of the Board of Directors and, when he is appointed to committees, approximately $325 to $500 per attended meeting of a committee, depending upon the appointed committees on which he serves, as well as an annual cash payment if he serves as chair of any committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 15, 2011

CAMDEN NATIONAL CORPORATION
(Registrant)

By:	/s/ DEBORAH A. JORDAN
Deborah A. Jordan
Chief Financial Officer and Principal
Financial & Accounting Officer